Exhibit 99.8(n)(i)

AMENDMENT TO FUND PARTICIPATION AGREEMENT
Clayton Street Trust
This Amendment to the Fund Participation Agreement (the “Amendment”) entered into as of September 1, 2020 (“Effective Date”) amends the Fund Participation Agreement dated May 1, 2016 (the “Agreement”) between Protective Life Insurance Company (the “Company”), on its behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (“the Accounts”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties desire to amend the Agreement to update Schedule A of the Agreement and update terms of the Agreement as provided herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

  Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A.

      2.   Article 2.4 is hereby deleted in its entirety and replaced with the following:
“2.4
The Company agrees and acknowledges that Janus Henderson Group plc (“Janus Henderson”) or its affiliate is the sole owner of the name and mark “Janus” and/or “Janus Henderson.” All references contained in this Agreement to “the name or mark ‘Janus’ and/or ‘Janus Henderson’” shall include but not be limited to the Janus Henderson logo, the website www.janushenderson.com and any and all electronic links relating to such website.  Neither the Company, nor its affiliates, employees, or agents shall, without prior written consent of Janus Henderson, use the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, or make representations regarding the Trust, Janus Henderson, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Trust, Janus Henderson, or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Portfolios.  The Company will make no use of the name or mark “Janus” and/or “Janus Henderson,” including any derivations thereof, except as expressly provided in this Agreement or expressly authorized by Janus Henderson in writing.  All goodwill associated with the name and mark “Janus” and/or “Janus Henderson,” including any derivations thereof, shall inure to the benefit of Janus Henderson or its affiliate.  Upon termination of this Agreement for any reason, the Company shall immediately cease any and all use of any Janus and/or Janus Henderson mark(s).”

Except as modified herein, all other terms and conditions of the Agreement remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of September 1, 2020.

PROTECTIVE LIFE INSURANCE COMPANY	JANUS DISTRIBUTORS LLC

By: /s/ Aaron Seurkamp	By: /s/ Russell P. Shipman
Name: Aaron Seurkamp	Name: Russell P. Shipman
Title: SVP	Title: Vice President

JANUS SERVICES LLC

By: /s/ David Kelley
Name: David Kelley
Title: Vice President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account

        Contracts Funded by Separate Account

Protective Variable Annuity Separate Account	Protective Variable Annuity II, B Series
Protective Dimensions II Variable Annuity
Protective Variable Annuity Investor Series

Protective Investors Benefit Advisor Variable Annuity
PLICO Variable Annuity Account S	Schwab Genesis Advisory Variable Annuity
Schwab Genesis Variable Annuity